Thistle Group Holdings, Co.

                              Contacts:      John F. McGill, Jr., CEO
                                             Pam Cyr, Dir. of Investor Relations
                                             6060 Ridge Avenue
                                             Philadelphia, PA  19128
                              Phone:         215-483-3777
                              Fax:           215-483-1038
                              Web:           RMBgo.com





                        THISTLE GROUP HOLDINGS ANNOUNCES
                      FINAL RESULTS OF ISSUER TENDER OFFER

PHILADELPHIA, PENNSYLVANIA, June 26, 2002 -- Thistle Group Holdings, Co. (the "Company") (NASDAQ: THTL) announced its final results of its issuer tender offer, which expired at midnight on the evening of June 20, 2002.

Based on a final count by Alpine Fiduciary Services, Inc., the depositary for the offer ("Alpine Fiduciary Services"), a total of 1,586,488 shares, were properly tendered and not withdrawn at a set price of $13.00 per share. As previously announced on June 21, 2002, due to the number of shares tendered, shares tendered will be pro-rated. The Company will purchase 1,129,000 shares resulting in a final proration factor of 73.05755%. The 1,129,000 shares to be purchased are comprised of the 1,000,000 shares the Company offered to purchase and 129,000 shares to be purchased pursuant to the Company's right under the federal securities laws to purchase up to an additional 2% of its outstanding shares. Payment for shares validly tendered and accepted for purchase, and the return of all other shares tendered and accepted for payment, will be made by Alpine Fiduciary Services on or about June 27, 2002. Following the purchase of the shares tendered in the tender offer, the Company will have approximately 5,367,655 common shares outstanding.

The Company is a Philadelphia-based unitary thrift holding company whose principal subsidiary is Roxborough Manayunk Bank. At March 31, 2002, the Company had total assets, deposits and stockholders' equity of $740.9 million, $451.9 million, and $84.7 million, respectively.